Exhibit 99.1

GM FINANCIAL REPORTS FULL YEAR AND FOURTH QUARTER 2022
OPERATING RESULTS

•Full year net income of $3.1 billion; fourth quarter net income of $605 million
•Full year retail loan and operating lease originations of $49.2 billion; $11.8 billion for the fourth quarter
•Earning assets of $109.3 billion at December 31, 2022
•Available liquidity of $29.5 billion at December 31, 2022

FORT WORTH, TEXAS January 31, 2023 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $605 million for the quarter ended December 31, 2022, compared to $688 million for the quarter ended September 30, 2022, and $909 million for the quarter ended December 31, 2021. Net income for the year ended December 31, 2022 was $3.1 billion, compared to $3.8 billion for the year ended December 31, 2021.

Retail loan originations were $8.3 billion for the quarter ended December 31, 2022, compared to $9.4 billion for the quarter ended September 30, 2022, and $7.5 billion for the quarter ended December 31, 2021. Retail loan originations for the year ended December 31, 2022 were $34.8 billion, compared to $32.6 billion for the year ended December 31, 2021. The outstanding balance of retail finance receivables, net of fees was $65.3 billion at December 31, 2022, compared to $58.1 billion at December 31, 2021.

Operating lease originations were $3.5 billion for both the quarters ended December 31, 2022 and September 30, 2022, compared to $2.8 billion for the quarter ended December 31, 2021. Operating lease originations for the year ended December 31, 2022 were $14.4 billion, compared to $18.3 billion for the year ended December 31, 2021. Leased vehicles, net was $32.7 billion at December 31, 2022, compared to $37.9 billion at December 31, 2021.

The outstanding balance of commercial finance receivables, net of fees was $11.3 billion at December 31, 2022, compared to $6.8 billion at December 31, 2021.

Retail finance receivables 31-60 days delinquent were 2.1% of the portfolio at December 31, 2022 and 1.8% at December 31, 2021. Accounts more than 60 days delinquent were 0.7% of the portfolio at December 31, 2022 and 0.6% at December 31, 2021.

Annualized net charge-offs were 0.9% of average retail finance receivables for the quarter ended December 31, 2022 and 0.6% for the quarter ended December 31, 2021. For the year ended December 31, 2022, net charge-offs were 0.7%, compared to 0.6% for the year ended December 31, 2021.

The Company had total available liquidity of $29.5 billion at December 31, 2022, consisting of $4.0 billion of cash and cash equivalents, $22.0 billion of borrowing capacity on unpledged eligible assets, $0.5 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $25 million for the quarter ended December 31, 2022, compared to $44 million for both the quarters ended September 30, 2022 and December 31, 2021. Earnings for the year ended December 31, 2022 were $173 million, compared to $201 million for the year ended December 31, 2021.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter and full year ended December 31, 2022 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue
Finance charge income	$1,291	$1,016	$4,521	$4,103
Leased vehicle income	1,844	2,155	7,811	9,026
Other income	142	61	434	290
Total revenue	3,277	3,232	12,766	13,419
Costs and expenses
Operating expenses	460	478	1,662	1,648
Leased vehicle expenses	1,017	985	3,668	4,142
Provision for loan losses	154	74	654	248
Interest expense	897	559	2,881	2,546
Total costs and expenses	2,528	2,096	8,864	8,584
Equity income	25	44	173	201
Income before income taxes	775	1,180	4,076	5,036
Income tax provision	169	271	992	1,247
Net income (loss)	605	909	3,084	3,789
Less: cumulative dividends on preferred stock	30	30	119	119
Net income (loss) attributable to common shareholder	$576	$879	$2,966	$3,670

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$4,005	$3,948
Finance receivables, net of allowance for loan losses of $2,096 and $1,886	74,514	62,979
Leased vehicles, net	32,701	37,929
Goodwill	1,171	1,169
Equity in net assets of non-consolidated affiliates	1,665	1,717
Related party receivables	495	301
Other assets	7,995	5,743
Total assets	$122,545	$113,786
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$42,131	$39,338
Unsecured debt	54,723	53,223
Deferred income	2,248	2,551
Related party payables	115	313
Other liabilities	8,318	4,567
Total liabilities	107,535	99,992
Total shareholders' equity	15,010	13,794
Total liabilities and shareholders' equity	$122,545	$113,786

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended December 31,		Years Ended December 31,
Originations	2022	2021	2022	2021
Retail finance receivables originations	$8,329	$7,458	$34,760	$32,621
Lease originations	$3,511	$2,786	$14,427	$18,268

	Three Months Ended December 31,		Years Ended December 31,
Average Earning Assets	2022	2021	2022	2021
Average retail finance receivables	$64,695	$57,624	$61,650	$55,633
Average commercial finance receivables	10,369	5,482	8,350	6,300
Average finance receivables	75,064	63,106	70,000	61,933
Average leased vehicles, net	33,218	38,829	35,271	39,871
Average earning assets	$108,282	$101,935	$105,271	$101,804

Ending Earning Assets	December 31, 2022	December 31, 2021
Retail finance receivables, net of fees	$65,322	$58,093
Commercial finance receivables, net of fees	11,288	6,772
Leased vehicles, net	32,701	37,929
Ending earning assets	$109,311	$102,794

Finance Receivables	December 31, 2022	December 31, 2021
Retail
Retail finance receivables, net of fees	$65,322	$58,093
Less: allowance for loan losses	(2,062)	(1,839)
Total retail finance receivables, net	63,260	56,254
Commercial
Commercial finance receivables, net of fees	11,288	6,772
Less: allowance for loan losses	(34)	(47)
Total commercial finance receivables, net	11,254	6,725
Total finance receivables, net	$74,514	$62,979

Allowance for Loan Losses	December 31, 2022	December 31, 2021
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.2%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.3%	0.7%

Delinquencies	December 31, 2022	December 31, 2021
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	2.1%	1.8%
Greater than 60 days	0.7	0.6
Total	2.8%	2.4%

	Three Months Ended December 31,		Years Ended December 31,
Charge-offs and Recoveries	2022	2021	2022	2021
Charge-offs	$327	$233	$1,138	$897
Less: recoveries	(174)	(145)	(685)	(571)
Net charge-offs	$153	$88	$453	$326
Net charge-offs as an annualized percentage of average retail finance receivables	0.9%	0.6%	0.7%	0.6%

	Three Months Ended December 31,		Years Ended December 31,
Operating Expenses	2022	2021	2022	2021
Operating expenses as an annualized percentage of average earning assets	1.7%	1.9%	1.6%	1.6%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com